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FIRST FARMERS AND MERCHANTS CORPORATION CONTINUES GROWTH IN 2011

Both fourth quarter and year end numbers are positive for market leader

         COLUMBIA, Tenn.  (March 8, 2012) – First Farmers and Merchants Corporation, the parent of First Farmers & Merchants Bank, today announced fourth quarter and year-end financial results showing continued strong growth throughout 2011.

The fourth quarter of last year saw consolidated total assets of First Farmers and Merchants Corporation increase 2.9%, deposits grow 3.5% and net income rise 3.8% over the same marks for the third quarter of 2011.

For the 2011 calendar and fiscal year, the consolidated total assets of the Corporation were $1.017 billion, an eight percent increase since December 31, 2010.  Total deposits increased eight percent to $856 million and total shareholders’ equity increased $5 million or 4.8 percent, compared with the end of 2010.

Other signs of further strengthening for the institution included a 14.2% rise during the year in net income to $8.2 million, a 14% increase in Return on Equity, a 10.5% increase in Return on Assets and a 16.8% increase in Earnings Per Share (EPS).

“While both the economy and loan demand continued to be weak in 2011 -- certainly a reflection of the nation’s challenging financial situation -- First Farmers saw strong profitability, as well as greater financial strength and stability for its shareholders and customers,” said Pat Bearden, chief financial officer for the bank.  “We continue to be well-positioned for further growth and greater shareholder value.”

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St. l  P.O. Box 1148 Columbia, TN 38402 l (931) 388-3145 or (800) 882-8378  l  www.myfirstfarmers.com

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            First Farmers & Merchants Bank opened its 18th branch office in June 2011, this one in the Port Royal area of Spring Hill, and in late October broke ground for its 19th branch office in the rapidly growing McEwen development of Franklin.  The McEwen branch is scheduled to open in approximately two months.

Additionally, bank assets crossed the $1 billion mark and its Trust and Financial Management assets surpassed the $3 billion threshold during 2011.

First Farmers & Merchants Bank is one of the largest independent community banks in Middle Tennessee with eighteen banking offices in seven southern Middle Tennessee counties.

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About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of more than $1 billion and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., and long the market leader in Maury County, the bank operates 18 offices in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties, and has almost 20 percent of all deposits in six of these counties.  In spring 2012, it will open its 19th office in the McEwen development of Franklin, Tenn.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.